   As filed with the Securities and Exchange Commission on October 23, 2001


                                                    Registration No. 333-57078-1


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                       POST-EFFECTIVE AMENDMENT NO. 1 TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                             Wachovia Corporation

            (Exact name of registrant as specified in its charter)

         North Carolina                 56-0898180
  (State or other jurisdiction       (I.R.S. employer
of incorporation or organization) identification number)

                            One First Union Center
                     Charlotte, North Carolina 28288-0013
                                (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             Mark C. Treanor, Esq.
                 Executive Vice President and General Counsel

                             Wachovia Corporation

                            One First Union Center
                     Charlotte, North Carolina 28288-0013
                                (704) 374-6828
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

   Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]


   If delivery for the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             WACHOVIA CORPORATION


                                  PROSPECTUS

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                               -----------------

                                 Common Stock
                        (Par Value $3.33 1/3 Per Share)

                               -----------------


   This prospectus describes the Dividend Reinvestment and Stock Purchase Plan of Wachovia Corporation. The Plan provides stockholders who own shares of Wachovia stock in their own name a simple, cost-effective and convenient method of investing in our common stock.


   The Plan allows you to:


       . reinvest all or part of your cash dividends on our stock in additional shares of our common stock; and



       . purchase additional shares of our common stock by making optional cash payments.



   We pay all fees and brokerage commissions for reinvesting dividends and purchasing additional shares of common stock through optional cash payments. There are, however, fees and brokerage commissions charged for using other Plan services, including if you sell shares of common stock from the Plan.



   If you are currently participating in the Plan, you will remain enrolled in the Plan, and you do not have to take any action unless you wish to terminate your participation or change your elections in the Plan. If you are not a participant in the Plan, you may become one by completing an enrollment and authorization form and returning it to the Plan's administrator, First Union National Bank, Attention: Shareholder Services, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153. You can request an enrollment and authorization form by calling 1-800-347-1246. Stockholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.


   We have registered 4,000,000 shares of our common stock for sale under the Plan. You should keep this prospectus for future reference.


   Our common stock is listed and traded on the New York Stock Exchange under the symbol "WB." Prior to September 1, 2001, our company was named "First Union Corporation." We changed our name on September 1, 2001, following our merger with the former Wachovia Corporation.



   These securities have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission or the Commissioner of Insurance of the State of North Carolina nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


   These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.


                               -----------------


                   This prospectus is dated October 23, 2001

                             About This Prospectus


   This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."


   When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.


   Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to "we," "us," "our," or similar references mean Wachovia Corporation (formerly named First Union Corporation) and its subsidiaries; and (ii) all references in this prospectus to "stock," "our stock" or "your stock" refer to our common stock and our Dividend Equalization Preferred shares or "DEPs."


                      Where You Can Find More Information


   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You also can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.



   The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be updated automatically and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.



    .  Annual Report on Form 10-K for the year ended December 31, 2000;



    . Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001 (as amended on June 26, 2001) and for the quarter ended June 30, 2001; and

    . Current Reports on Form 8-K dated January 18, 2001, April 16, 2001 (as amended on June 25, 2001), May 3, 2001, May 15, 2001 (as amended on June 25, 2001), July 12, 2001, July 20, 2001, July 23, 2001, August 30, 2001,
       September 6, 2001, and October 23, 2001.



   You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Investor Relations, Wachovia Corporation, One First Union Center, 301 South College Street, Charlotte, North Carolina 28288-0206, (704) 374-6782.



                             Wachovia Corporation



   Wachovia was incorporated under the laws of North Carolina in 1967. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and are supervised and regulated by the Board of Governors of the Federal Reserve System. Our banking and securities subsidiaries are supervised and regulated by various federal and state banking and securities regulatory authorities. On September 1, 2001, the former Wachovia Corporation merged with and into First Union Corporation, and First Union changed its name to "Wachovia Corporation."



   In addition to North Carolina, Wachovia's full-service banking subsidiaries operate in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, Pennsylvania, South Carolina, Virginia and Washington, D.C. These full-service banking subsidiaries provide a wide range of commercial and retail banking and trust services. Wachovia also provides various other financial services, including mortgage banking, home equity lending, investment banking, insurance, securities brokerage and wealth management services through other subsidiaries.



   In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, Wachovia has concentrated its efforts on building a large regional banking organization in what it perceives to be some of the better banking markets in the eastern United States. Since November 1985, Wachovia has completed over 90 banking-related acquisitions.



   We continue to evaluate our operations and organizational structures to ensure they are aligned closely with our goal of maximizing performance in our core business lines, the General Bank, Capital Management, Wealth Management, and Corporate and Investment Banking. When consistent with our overall business strategy, we may consider the disposition of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities, particularly in areas that would complement our core business lines, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations take place frequently, and future acquisitions involving cash, debt or equity securities can be expected.



   Wachovia is a separate and distinct legal entity from our banking and other subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common stock and preferred stock and debt service on our debt. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.



   Wachovia has its principal executive offices at One First Union Center, Charlotte, North Carolina 28288 (telephone: 704-374-6565).

                            Description of the Plan


   This prospectus reflects various recent amendments to the Plan, including
(i) eliminating the one percent discount on the purchase of common stock with reinvested dividends; (ii) increasing the minimum number of shares a stockholder must hold in their own name in order to participate in the Plan to fifty shares from ten shares (other than for our employees); (iii) permitting partial reinvestment of dividends; (iv) permitting the reinvestment in our common stock of dividends on Wachovia's Dividend Equalization Preferred shares;
(v) permitting the sale of shares of common stock held in your Plan account through the Plan administrator; (vi) lowering the minimum amount of optional cash payments to $20 per month from $25 per month; and (vii) increasing the maximum amount of optional cash payments in any one month to $15,000 from $2,000 and eliminating the threshold price provisions of the Plan. This prospectus updates our prior prospectuses relating to the Plan to reflect these amendments and other changes to the Plan.



   The provisions of the Plan in effect on and after the date hereof are presented in the following questions and answers. If you are not a participant in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.


Purpose

 1. What is the purpose of the Plan?


   The primary purpose of the Plan is to provide you with a simple, cost-effective and convenient way of increasing your ownership of our common stock by reinvesting cash dividends and making optional cash payments to purchase additional shares of our common stock without paying any brokerage commissions or service fees. Shares purchased under the Plan will either be original issue shares acquired directly from us or shares purchased in market transactions as described in Question 13, as we determine from time to time. To the extent shares are original issue shares, we will receive additional funds for general corporate purposes, including investments in or extensions of credit to our banking and nonbanking subsidiaries. To the extent shares are purchased in market transactions, we will not receive any additional funds.


Administration

 2. Who administers the Plan?


   First Union National Bank, our subsidiary, is the Plan administrator and performs certain bookkeeping and similar administrative functions in connection with the operation of the Plan, including keeping records and sending statements of accounts to participants. You should send all correspondence for the Plan administrator to: First Union National Bank, Attention: Shareholder Services, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153, and its telephone number is 1-800-347-1246 (704-590-0393 in
Charlotte). We may adopt policies and procedures to facilitate the administration of the Plan.


Advantages

 3. What are the advantages of the Plan?


   Participants in the Plan can:



       - Reinvest automatically all or part of their common stock and DEPs cash dividends, as well as dividends on shares of common stock and DEPs held by them under the Plan, in additional shares of common stock.

       - Invest additional cash, ranging from a minimum of $20 to a maximum of $15,000 per month per participant in shares of common stock by submitting payments by check or through the Plan's direct debit program.



       - Avoid fees and brokerage commissions in connection with your purchases through the Plan.



       - Invest the full amount of all dividends and any optional cash payments, since fractional share interests may be held under the Plan.


       - Avoid safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions of the Plan.

Disadvantages


 4. What are the disadvantages of the Plan?



       - Prior to being invested on a particular investment date as described in Question 14, payments for optional cash purchases will not be returned to participants in the Plan unless a request is received by the Plan administrator in writing or by telephone at least two business days before the applicable investment date.



       - No interest will be paid on optional cash payments pending investment or return.


       - If you send in a payment for an optional cash purchase, the price of the common stock may go up or down before the purchase is made.


       - If you sell any shares of common stock held in your Plan account through the Plan administrator, you will not be able to direct the time or price at which the Plan administrator arranges for your sale, and the price of the common stock may go down before the sale is made.


Participation


 5. Who is eligible to participate in the Plan?



   All holders of record of at least fifty shares of our common stock are eligible to participate in the Plan. You are a stockholder of record if your common stock is registered in your own name rather than the name of a broker, bank or other nominee. Any employee of Wachovia who owns at least one share of our common stock is eligible to participate in the Plan.



   Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) must become owners of record by having the number of shares they wish to have in the Plan transferred to their names.



   Stockholders of record may participate with respect to less than all of their shares of stock. You cannot assign your right to participate in the Plan to another person.



   If you were a participant in the dividend reinvestment plan of the former Wachovia Corporation immediately prior to the merger with First Union Corporation and have not subsequently terminated your participation in the Plan, you are already enrolled in the Plan, even if you own less than fifty shares of our common stock. A current participant in the Plan should send in a new enrollment and authorization form only to change their current investment option or to include additional shares, including DEPs, in the Plan.



 6. How do I become a participant?



   If you are eligible to participate in the Plan, you can join the Plan by signing an enrollment and authorization form and returning it to the Plan administrator. You can obtain enrollment and authorization forms at anytime by written request to the Plan administrator at the address provided in Question 2 or by calling 1-800-347-1246.





 7. When can I join the Plan?



   If you are eligible to participate in the Plan, you can join the Plan at anytime. If the Plan administrator receives an enrollment and authorization form at least five business days before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will begin with that dividend. If an enrollment and authorization form is received after the fifth business day prior to the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. In the past, quarterly dividend record and payment dates for our common stock have ordinarily occurred on or about the following dates:


                            Record Date Payment Date
                            ----------- ------------
                            February 28 March 15
                            May 31      June 15
                            August 31   September 15
                            November 30 December 15




   Dividend payment dates for the DEPs would occur on the same dates listed above. Optional cash payments will be invested as specified in Questions 14 and 18.



 8. Does the Plan permit partial dividend reinvestment?



   The Plan permits partial dividend reinvestment. If you are a record holder of our stock, you can elect to have dividends on all or any number of whole shares reinvested under the Plan by indicating the number of shares on the enrollment and authorization form. After you make an initial election to reinvest dividends on less than all of your shares of stock, you can reduce or increase the number of shares to which dividend reinvestment will apply by submitting to the Plan administrator a new enrollment and authorization form indicating your election.



 9. What does the enrollment and authorization form provide?



   For eligible participants, the enrollment and authorization form provides the following investment options:



       - Reinvest automatically cash dividends on all shares of our stock registered in your name. You also can make optional cash payments in amounts ranging from a $20 minimum to an aggregate of $15,000 per month per participant.

       - Reinvest automatically cash dividends on less than all of the shares registered in your name and continue to receive cash dividends on the remaining shares. You also can make optional cash payments in amounts ranging from a $20 minimum to an aggregate of $15,000 per month per participant.



       - Invest by making only optional cash payments in amounts ranging from a $20 minimum to an aggregate of $15,000 per month per participant.



   All shares of common stock purchased through the Plan, whether by reinvested dividends or optional cash payments, will be held for participants in the Plan and the dividends on those shares will be reinvested automatically.



10. How can a participant change options under the Plan?



   You can change any election made under the Plan by indicating the new election on an enrollment and authorization form and submitting it to the Plan administrator at the address provided in Question 2.



11. Are stockholders enrolled in the Plan required to send in a new enrollment and authorization form or to take any action?



   If you are already enrolled in the Plan, you will continue to be enrolled without further action on your part unless you give notice to the Plan administrator that you wish to terminate participation in the Plan or change your elections under the Plan. If you were a participant in the dividend reinvestment plan of the former Wachovia Corporation immediately prior to the merger with First Union Corporation and have not subsequently terminated your participation in the Plan, you are already enrolled in the Plan even if you own less than fifty shares of our common stock.


Costs


12. Are there any expenses to participants in connection with the Plan?



   For purchases, you will incur no brokerage commissions or service charges, unless you do not provide the Plan administrator with sufficient funds for purchases, in which case you may be charged an "insufficient funds" fee. We will pay all costs of administering the Plan. If you request that the Plan administrator arrange a sale of shares of common stock held by the Plan for you or if any fractional shares are sold for your account, any brokerage commissions or other fees will be deducted from the proceeds of the sale. We reserve the right to establish or change service charges in connection with the Plan in the future, and you will be notified prior to any changes taking effect.


Purchases


13. How are shares of common stock purchased?



   At our sole discretion, shares purchased under the Plan may be purchased (i) directly from Wachovia's authorized and unissued shares or (ii) in "market transactions," which are transactions on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions. Market transactions may be on such terms as to price, delivery, and otherwise as an agent, who the Plan administrator will appoint to act for you, may determine. Neither Wachovia nor any participant will have any authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases are to be made. Wachovia's brokerage subsidiaries may from time to time act as the broker or dealer and, if so, may receive brokerage commissions on any purchases of shares. Market transactions will not provide new funds for us. Wachovia will decide whether to issue new authorized but unissued shares or to purchase shares in market transactions no later than the relevant investment date.



14. What are the investment dates?



   The investment dates are the cash dividend payment dates in months in which dividends are paid and the 15/th/ day of the other months. If the New York Stock Exchange, or NYSE, is not open on that date, the investment date will be the next day that the NYSE is open.


15. When will shares of common stock be purchased?


   Purchases of authorized but unissued shares of our common stock directly from us will be made as of each investment date and will include the optional cash payments and dividends to be reinvested as of each investment date, as applicable. Purchases by the agent through market transactions will begin on or after the investment date and after the Plan administrator has delivered to the agent the payments for optional cash purchases and the dividends to be reinvested, as applicable, and will be completed as soon as reasonably practicable but not later than 30 days after that date, unless we determine that completion at a later date is necessary or advisable under applicable federal securities laws. No interest will be paid on any funds received under the Plan.



16. At what price will shares of common stock be purchased?



   If shares purchased are newly issued shares, the price will be the average of the high and low sales prices of the common stock on the NYSE composite transactions tape on the applicable investment date. If there are no trades on the investment date or if trading is halted or suspended on the investment date or if publication of the sales prices of the common stock does not take place or contains a reporting error, the purchase price shall be determined on the basis of such market quotations as Wachovia deems appropriate.


   If shares are purchased in market transactions, the price at which the shares will be purchased will be the weighted average purchase price of all shares of our common stock purchased for the relevant investment date.




17. How many shares of common stock will be purchased for my account?



   The number of shares purchased for each participant will depend on the amount of dividends you choose to reinvest under the Plan and the amount of any optional cash payments and the purchase price per share. Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount reinvested by you, divided by the applicable purchase price per share of the common stock.

Optional Cash Payments



18. How can I make optional cash payments?



   You can make optional cash payments to purchase our common stock by enclosing a check or money order payable to "First Union National Bank, Administrator" together with an optional cash payment form attached to a statement of account referred to below and mailing them to the Plan administrator at the address provided in Question 2. We must receive your optional cash payments for a particular investment date at least two business days prior to the relevant investment date. Optional cash payments received after that time will be held until the next investment date, subject to Plan provisions. In addition, you also can authorize the Plan administrator to automatically debit your checking or savings account for monthly optional cash payments by completing the Direct Debit Authorization Form that appears on the reverse side of the enrollment and authorization form. Enrollment and authorization forms can be obtained by contacting the Plan administrator.



   If you desire the return of any optional cash payment, you must notify the Plan administrator at least two business days before the investment date. Requests received by the Plan administrator after such time will not be honored.



   Under no circumstances will interest be paid on any optional cash payments received to purchase our common stock.



19. What are the limitations on making optional cash payments?



   Optional cash payments must not be less than $20 nor more than $15,000 per month per participant. We may, from time to time, change the minimum or maximum amounts of optional cash payments per month upon notice to you.



   Optional cash payments made by check need not be in the same amount each time. However, if you elect to make optional cash payments through the direct debit program, the debit must be in the same amount each month and will continue until you notify the Plan administrator in writing that you wish to change the amount or terminate participation in the direct debit program. Generally, debits occur on the 13th day of each month.




Reports to Participants


20. What reports will be sent to me?



   As soon as practicable after each purchase, you will receive a statement of your account, which will include information regarding the most recent purchase and other information regarding the status of your account as of the statement date. These statements will provide a record of the cost basis of shares purchased and should be retained for tax purposes. Additional or replacement copies of any statement will be provided to you upon request to the Plan administrator for a $15.00 fee.


Dividends


21. Will I receive dividends on shares held in my account?



   Dividends, declared and paid by Wachovia, will be paid on all shares of stock held in your account on the basis of the full shares and fractional share interests held on the record dates for the dividends.

Dividends will be reinvested automatically in additional shares of common stock, which will be credited to your account.



Withdrawal or Sale of Shares in Plan Accounts



22. How can I withdraw shares?



   You can withdraw all or any portion of the full shares of stock held in your account by notifying the Plan administrator. The notice should be sent to the Plan administrator at the address provided in Question 2. A certificate for the full shares requested to be withdrawn will be issued in your name and mailed to you. In no case will certificates for fractional share interests be issued. Any fractional share will be sold and a check for the net proceeds resulting from that sale (i.e., the proceeds from the sale less brokerage commissions and other service charges) will be mailed to the participant. If the Plan administrator receives your notice of withdrawal on or after the record date for a particular dividend payment, that dividend will be reinvested for your account.



   If you have elected full dividend reinvestment on all shares of stock registered in your name, the cash dividends on the shares withdrawn from the Plan will continue to be reinvested. If you have not elected full reinvestment, only the dividends for the number of shares you had elected reinvestment will be reinvested. You may change any election previously made by submitting a new enrollment and authorization form.



23. Can I sell shares of stock held in the Plan?



   You can sell all or part of your shares of common stock held in your account, whether or not you are terminating your participation in the Plan. You can sell your shares of common stock either through your broker or through the Plan administrator. If you elect to sell through a broker of your choice, you must first request the Plan administrator to send you a certificate representing the number of full shares of common stock you want to sell. In no case will certificates for fractional share interests be issued.



   Alternatively, you can request that the Plan administrator sell for you some or all of your shares of common stock held by the Plan in your account. The Plan administrator will sell shares for you through brokers or dealers selected by the Plan administrator in its sole discretion, and the brokers or dealers may be affiliated with the Plan administrator and/or Wachovia. If you request that the Plan administrator arrange for the sale of your shares of common stock, you will be charged a commission by the brokers or dealers selected by the Plan administrator, which will be deducted, along with any applicable taxes or other fees incurred by the Plan administrator, from the cash proceeds paid to you.



   If you request that the Plan administrator arrange for the sale of your shares of common stock, you will not be able to direct the date or price at which your common stock is sold. The Plan administrator will attempt in good faith to arrange for the sale within 10 days after receiving your request. In addition, shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the weighted average sales price of all shares sold, less your pro rata share of brokerage commissions, applicable taxes and other fees. A sale of all shares of common stock held in your Plan account will not automatically terminate participation in the Plan. See Question 24.



   Please remember that if you elect to sell your common stock through the Plan administrator, the price of our common stock may decline during the period between the Plan administrator's receipt of your request to sell and the date of the sale in the open market. You should carefully evaluate this risk, which you bear. You also assume a similar risk between the time that you request and receive a certificate.



   If you deposited DEPs in your Plan account for safekeeping and wish to sell any of those shares, you must request the Plan administrator to send you a certificate representing the number of full DEPs you want to sell. The Plan administrator will not arrange for the sale of your DEPs.



Termination of Participation in the Plan



24. How can my participation in the Plan be terminated?



   You can terminate participation in the Plan at anytime by notifying the Plan administrator in writing that you wish to discontinue participation in the Plan. If the Plan administrator receives your notice to discontinue reinvestment on or prior to the record date for a dividend payment, the next dividend will be paid to you in cash. If the Plan administrator receives your notice to discontinue reinvestment after the record date for a dividend payment, the cash dividend paid on that payment date will be reinvested in common stock for your account and then your account will be terminated. Thereafter, all dividends on stock you hold of record will be paid to you in cash unless you re-enroll in the Plan, which you may do at anytime. When electing to terminate participation in the Plan, any payments for optional cash purchases received by the Plan administrator before receipt of your notice of termination will be invested for your account unless you specifically request return of your payment at least two business days before the next investment date. Any termination notice should be sent to the Plan administrator at the address provided in Question 2.



   Wachovia also can terminate a participant's participation in the Plan for any reason, including if during a calendar year a participant reinvests less than $30 in dividends, by giving written notice to the participant. If the notice is given between a dividend record date and payment date, termination will not be effective for that dividend.



25. What happens to the full shares and any fractional share interest in my account when participation is terminated?



   Upon termination of participation in the Plan, a certificate for the number of full shares of stock in your account will be issued and mailed to you. Any fractional share interest will be sold and a check for the net proceeds (i.e., the proceeds from the sale less brokerage commissions and other service charges) will be mailed to you.


Other Information


26. Will certificates be issued for shares of common stock purchased?



   Unless requested, certificates for shares of common stock purchased on your behalf will not be issued to you. All shares credited to your account will be held by the Plan administrator or its nominee as your agent. Certificates for any number of whole shares credited to your account will be issued without charge upon written request to the Plan administrator. Certificates representing fractional share interests will not be issued under any circumstances.

27. Does the Plan provide for safekeeping of share certificates?



   You may at anytime deposit certificates for shares of stock you hold of record. If you desire to use this safekeeping feature, you should send the certificates to the Plan administrator, together with a written request that the shares be added to your account. You should send these certificates by registered mail, return receipt requested, and insure them for an amount sufficient to cover the bond premium that would be charged to replace the certificates if they were lost or destroyed. Dividends on shares of stock deposited for safekeeping will be reinvested automatically in additional shares of common stock. We provide this safekeeping feature free of charge.



28. What happens to my account if all or a portion of shares registered in my name are transferred or sold?



   If you dispose of all shares of stock registered in your name on our stockholder records (those for which you hold certificates) without terminating participation in the Plan, the Plan administrator will continue to reinvest dividends payable on the shares of stock held in your account until such time as your participation in the Plan is terminated. If you sell all of the shares of stock you hold of record, you would still hold shares of common stock under the Plan because those shares are held by the Plan administrator as nominee for all participants in the Plan. Cash dividends on the shares held in your Plan account, including any shares held in safekeeping, would continue to be reinvested under the Plan until you terminate your participation in the Plan.



   If you have authorized the reinvestment of cash dividends on all shares registered in your name and then dispose of a portion of those shares, the cash dividends on the remaining shares will continue to be reinvested.



   If you have authorized the reinvestment of cash dividends on less than all shares registered in your name and you dispose of a portion of those registered shares, the cash dividends on the lesser of (i) the number of shares with respect to which reinvestment of cash dividends was originally authorized or
(ii) all of the shares which remain in your name will continue to be reinvested.



29. What happens in the event of a stock split, a stock dividend or a common stock rights offering?



   Any common stock split or stock dividend issued by us will be credited to your account based on the number of shares (including fractional share interests) you hold in your account on the record date for the split or dividend. In the event we make available to holders of common stock, rights or warrants to purchase additional shares of common stock or other securities, those rights or warrants will be made available to you based on the number of shares (including fractional share interests to the extent practicable) you hold in your account on the record date established for determining the holders of common stock entitled to such rights or warrants.


   In the event of a stock split, stock dividend or other similar transaction, the number of shares of common stock covered by this prospectus will be increased accordingly.


30. How will my shares be voted at a meeting of stockholders?



   If on the record date for a meeting of stockholders there are any shares credited to your account entitled to vote, those shares will be added to any shares registered in your name on our stockholder records, and you will receive one proxy covering the total of those shares. The proxy will be voted as you direct or you can vote all of those shares in person at the stockholders' meeting. Generally, there are no voting rights with respect to the DEPs.



31. May I sell, pledge or otherwise assign my account?



   You cannot sell, pledge or otherwise assign or transfer your account, or any interest therein, or any shares of stock credited to your account, except that shares can be sold as provided in Question 23 and can be transferred in accordance with the requirements as may be imposed by the Plan administrator in connection with transfers. Except as provided in the preceding sentence, if you desire to sell, pledge or otherwise assign or transfer shares of stock in your account, you must request that certificates for those shares be issued.



32. What are the federal income tax consequences of participation?


Reinvestment of Dividends


   If the shares purchased are newly issued shares, participants will be considered to have received a dividend for federal income tax purposes equal to the fair market value as of the investment date of the shares purchased with the reinvested dividends. If the shares are purchased through market transactions, participants will be treated as having received a dividend equal to the cash dividend paid by us increased by the amount of brokerage fees and charges paid to the agent by us. Those dividend amounts will become your basis in the shares purchased, and your holding period of those shares will begin on the day following the date of purchase.



Optional Cash Payments



   With respect to newly issued shares, participants who elect to invest in additional shares by making optional cash payments will be treated for federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the investment date of the shares purchased, over (ii) the optional cash payments made. You will not be deemed to have received a dividend with respect to shares acquired by purchases in market transactions, except to the extent of brokerage fees and charges paid to the agent by us. Your tax basis in the shares purchased will be equal to the cost paid by you in acquiring the stock, plus the amount (if any) treated as a dividend for federal income tax purposes, and the participant's holding period for those shares will begin on the day following the date of purchase.



Additional Information Applicable to Reinvestment of Dividends and Optional
           Cash Payments



   The dividend income received by a corporate stockholder generally is eligible for a 70 percent dividends-received deduction under current federal tax laws. Corporate stockholders will not, in all likelihood, be entitled to claim a dividends-received deduction in respect of dividends on DEPs.


   You will not realize any taxable income upon the receipt of certificates for whole shares credited to your account, either upon your request for certificates for those shares or upon withdrawal from or termination of the Plan. However, if you receive, upon withdrawal from or termination of the Plan, a cash payment for a fractional share credit in your account, you will be treated as having redeemed the fractional share of stock and accordingly will recognize gain or loss for tax purposes equal to the difference between the cash payment and your tax basis of that fractional share. You will realize gain or loss upon the sale or exchange of shares after withdrawal from the Plan. The amount of that gain or loss will be the difference between the amount which you receive for each whole share and your tax basis for the shares.


   A participant's (including a foreign stockholder) dividends that are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from those dividends before reinvestment in additional shares for that participant's Plan account. Statements confirming purchases made for those participants will indicate that tax has been withheld. Pursuant to Internal Revenue Service regulations, the amount of tax to be withheld will be determined by applying the applicable withholding rate to an amount equal to the amount of cash dividends that the participant would have received had the dividends been paid to the participant in cash.



   The above is intended only as a general discussion for the current federal income tax consequences of participation in the Plan. You should consult your own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of your participation in the Plan.



33. What is the responsibility of the Plan administrator, Wachovia and the agent?



   The Plan administrator, Wachovia and the agent shall not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any following claims of liability:



    . arising out of failure to terminate a participant's account upon the participant's death prior to receipt by the Plan administrator of notice in writing of such death;



    . with respect to the price at, or terms upon which, shares of stock may be purchased or sold or the times such purchases or sales may be made; or


    . with respect to any fluctuation in the market value of the common stock before, at or after any such purchases may be made, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. The foregoing limited liability provision does not affect a stockholder's right to bring a cause of action based on alleged violations of federal securities laws. The terms and conditions of the Plan shall be governed by the laws of the State of North Carolina.


34. Who regulates and interprets the Plan?



   Wachovia reserves the right to regulate and interpret the Plan as it deems necessary or desirable.



35. May the plan be changed or discontinued?



   We reserve the right to modify, suspend or terminate the Plan at anytime. We also reserve the right to terminate a participant's participation in the Plan for any reason. You will be notified of any such modification, suspension or termination.

                                Use of Proceeds


   The net proceeds from the sale of newly issued shares of common stock issued under the Plan will be used for general corporate purposes, which may include the reduction of indebtedness, investments at the holding company level, investments in or extensions of credit to our banking and nonbanking subsidiaries and other banks and companies engaged in other financial service activities, the purchase of our outstanding equity securities and possible acquisitions. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds. Based upon our past and anticipated growth, we may engage in additional financings of a character and amount to be determined as the need arises.


   We will not receive any funds under the Plan from the purchase of shares of common stock by the agent in market transactions.

                          Description of Common Stock


   The following information outlines some of the provisions in our articles of incorporation, bylaws and the North Carolina Business Corporation Act, or the NCBC Act. This information is qualified in all respects by reference to the provisions of Wachovia's articles, bylaws and the NCBC Act.


Authorized Common Stock


   Our authorized common stock consists of 3,000,000,000 shares of common stock, par value $3.33 1/3 per share. On September 30, 2001, 1,360,996,314 shares of common stock were issued and outstanding. Our common stock is listed on the NYSE under the symbol " WB."


General


   Subject to the prior rights of any Wachovia preferred stockholders, Class A preferred stockholders and depositary stockholders then outstanding, common stockholders are entitled to receive such dividends as our board of directors may declare. In the event of liquidation or dissolution, common stockholders are entitled to receive any of our net assets remaining after paying all liabilities and after paying all preferred stockholders, Class A preferred stockholders, holders of DEPs and depositary stockholders the full preferential amounts to which those holders are entitled.



   Under an indenture between us and Wilmington Trust Company, as trustee, we agreed not to pay any dividends on, or acquire or make a liquidation payment relating to, any of our common stock, preferred stock and Class A preferred stock, if, at that time, there is a default under the indenture or a related Wachovia guarantee or if we have deferred interest payments on the securities issued under the indenture.


   Subject to the prior rights of any preferred stockholders, Class A preferred stockholders and depositary stockholders, common stockholders have all voting rights, each share being entitled to one vote on all matters requiring stockholder action and in electing directors. Common stockholders have no preemptive, subscription or conversion rights. All of the outstanding shares of common stock are, and any common stock issued and sold hereunder will be, fully paid and nonassessable.

   First Union National Bank is the transfer agent, registrar and dividend disbursement agent for the common stock.

Rights Plan


   Under Wachovia's Shareholder Protection Rights Agreement, each outstanding common stock share has a right attached to it. This right remains attached unless a separation time occurs. At separation time, common stockholders will receive separate certificates for these rights. Each right entitles its owner to purchase at separation time one one-hundredth of a share of a participating series of Class A preferred stock for $105. This series of Class A preferred stock would have economic and voting terms similar to those of one common stock share. Separation time would generally occur at the earlier of the following two dates:


    . the tenth business day after any person commences a tender or exchange offer that entitles that person to 10% or more of our outstanding common stock; or

    . the tenth business day after we publicly announce that a person has acquired beneficial ownership of 10% or more of our outstanding common stock.


   These rights will not trade separately from the shares of common stock until the separation time occurs, and may be exercised on the business day immediately after the separation time. The rights will expire at the earliest of:


    . the date on which our board of directors elects to exchange the rights for our common stock or preferred stock as described below;

    . the close of business on December 28, 2010, unless extended by our board of directors; or

    .  the date on which the rights are terminated as described below.

   Once we publicly announce that a person has acquired 10% of our outstanding common stock, we can allow for rights holders to buy our common stock for half of its market value. For example, we would sell to each rights holder common stock shares worth $210 for $105 in cash. At the same time, any rights held by the 10% owner or any of his affiliates, associates or transferees will be void. In addition, if we are acquired in a merger or other business combination after a person has become a 10% owner, the rights held by stockholders would become exercisable to purchase the acquiring company's common stock for half of its market value.

   In the alternative, our board of directors may elect to exchange all of the then outstanding rights for shares of common stock at an exchange ratio of two common stock shares for one right. Upon election of this exchange, a right will no longer be exercisable and will only represent a right to receive two common stock shares.


   If we are required to issue common stock shares upon the exercise of rights, or in exchange for rights, the board may substitute shares of participating Class A preferred stock. The substitution will be at a rate of two one one-hundredths of a share of participating Class A preferred stock for each right exchanged.

   The rights may be terminated without any payment to holders before their exercise date. The rights have no voting rights and are not entitled to dividends.


   The rights will not prevent a takeover of Wachovia. The rights, however, may cause substantial dilution to a person or group that acquires 10% or more of common stock unless our board first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in our stockholders' best interests because the rights can be terminated by the board before that transaction is completed.


   The complete terms of the rights are contained in the Shareholder Protection Rights Agreement. This agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the description above is qualified entirely by that document. A copy of this agreement can be obtained upon written request to First Union National Bank, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288-1153.

Other Provisions


   Our articles and bylaws contain various provisions which may discourage or delay attempts to gain control of Wachovia. Our articles include the following provisions:


    . classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

    . authorizing the board of directors to fix the size of the board between nine and 30 directors;


    . authorizing directors to fill vacancies on the board occurring between annual stockholder meetings, except that vacancies resulting from a director's removal by a stockholder vote may be filled only by a stockholder vote;


    . providing that directors may be removed only for a valid reason and only by majority vote of shares entitled to vote in electing directors, voting as a single class;

    . authorizing only the board of directors, our Chairman or President to call a special meeting of stockholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to common stock; and

    . requiring an 80% stockholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.

   Our bylaws include specific conditions under which business may be transacted at annual stockholders' meetings, and persons may be nominated for election as our directors at annual stockholders' meetings.

   The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless

    . the Federal Reserve Board has been given 60 days' prior written notice of the proposed acquisition; and

    . within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued;

or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as us, would constitute the acquisition of control.


   In addition, any "company" would be required to obtain Federal Reserve Board approval before acquiring 25% or more of our outstanding common stock. If the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding common stock. Obtaining "control" over us would also require Federal Reserve Board prior approval. "Control" generally means



    . the ownership or control of 25% or more of a bank holding company voting securities class;



    .  the ability to elect a majority of the bank holding company's directors;
       or


    . the ability otherwise to exercise a controlling influence over the bank holding company's management and policies.

   Two North Carolina stockholder protection statutes adopted in 1987, The North Carolina Stockholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not to be covered by these statutes. We elected not to be covered by these statutes.

   In addition, in certain instances the ability of our board to issue authorized but unissued shares of common stock, preferred stock or Class A preferred stock may have an anti-takeover effect.


   Existence of the above provisions could result in our being less attractive to a potential acquiror or result in our stockholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.


                            Validity of Securities


   The validity of the common stock offered will be passed upon for us by Ross
E. Jeffries, Jr., Esq., Senior Vice President and Assistant General Counsel of Wachovia. Mr. Jeffries owns shares of common stock and holds options to purchase additional shares of common stock.


                                    Experts


   The consolidated balance sheets of Wachovia Corporation (formerly named First Union Corporation) as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, included in Wachovia's 2000 Annual Report to Stockholders, which is included in Wachovia's 2000 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The restated audited financial statements of the former Wachovia Corporation at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in Wachovia Corporation's (formerly named First Union Corporation) Current Report on Form 8-K dated August 30, 2001 and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent auditors. The restated audited financial statements referred to above are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.


                          Forward-Looking Statements


   This prospectus contains or incorporates statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Our actual results, performance or achievements could be materially different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the prospectus or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be materially different from those expressed or implied by these forward-looking statements.


                                Indemnification


   Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the NCBC Act and our bylaws. We also have directors' and officers' liability insurance, which provides, in general, insurance to our directors and officers against loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

------------------------------------
------------------------------------


   We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. The date of this prospectus is October 23, 2001. You should not assume that the information in this prospectus is still accurate as of any later date.



                               -----------------
                               Table of Contents
                               -----------------


                                          Page
                                          ----
About This Prospectus....................   2
Where You Can Find More Information......   2
Wachovia Corporation.....................   3
Description of the Plan..................   4
 Purpose.................................   4
 Administration..........................   4
 Advantages..............................   4
 Disadvantages...........................   5
 Participation...........................   5
 Costs...................................   7
 Purchases...............................   7
 Optional Cash Payments..................   9
 Reports to Participants.................   9
 Dividends...............................   9
 Withdrawal or Sale of Shares in Plan
   Accounts..............................  10
 Termination of Participation in the Plan  11
 Other Information.......................  11
Use of Proceeds..........................  15
Description of Common Stock..............  15
Validity of Securities...................  18
Experts..................................  18
Forward-Looking Statements...............  19
Indemnification..........................  19


------------------------------------
------------------------------------
------------------------------------
------------------------------------


                             Wachovia Corporation


                                   DIVIDEND
                                 REINVESTMENT
                                   AND STOCK
                                   PURCHASE
                                     PLAN

                                 Common Stock

                               -----------------

                                  PROSPECTUS

                               -----------------


                            Dated October 23, 2001


------------------------------------
------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered:

Registration Statement filing fee $33,539
Legal fees and expenses..........   1,000
Accounting fees and expenses.....  10,000
Printing costs...................  10,000
Miscellaneous....................  10,461
                                  -------
Total............................ $65,000

Item 15. Indemnification of Directors and Officers.


   Sections 55-8-50 through 55-8-58 of the NCBC Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer against reasonable expenses who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or liable on the basis of receiving a personal benefit, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.



   Wachovia's bylaws provide for the indemnification of Wachovia's directors and executive officers by Wachovia against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of Wachovia.



   Wachovia's articles provide for the elimination of the personal liability of each director of Wachovia to the fullest extent permitted by the provisions of the NCBC Act, as the same may from time to time be in effect.



   Wachovia maintains directors' and officers' liability insurance, which provides, in general, insurance to (i) Wachovia's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) Wachovia against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Item 16. Exhibits.


Exhibit No.                                           Description
-----------                                           -----------
  (4)(a)    Shareholder Protection Rights Agreement. (Incorporated by reference to Exhibit (4) to
            Wachovia's Current Report on Form 8-K dated December 20, 2000, and to Exhibit (4)(a) to
            Wachovia's Quarterly Report for the Quarter ended June 30, 2001.)
  (4)(b)    All instruments defining the rights of holders of long-term debt of Wachovia and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)       Opinion of Ross E. Jeffries, Jr., Esq.*
  (12)      Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12) to Wachovia's Quarterly Report on Form 10-Q for the Quarter ended June 30,
            2001.)
  (23)(a)   Consent of KPMG LLP.
  (23)(b)   Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5).)*
  (23)(c)   Consent of Ernst & Young LLP.
  (24)      Power of Attorney.*

--------

* Previously filed.


Item 17. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the "Securities Exchange Act") that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 23, 2001.



                                          WACHOVIA CORPORATION


                                          By: /s/ MARK C. TREANOR
                                                  Mark C. Treanor
                                                  Executive Vice President,
                                                  Secretary and General Counsel

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.


       Signature                                 Capacity
       ---------                                 --------

/S/ LESLIE M. BAKER, JR.     Chairman of the Board and Director
------------------------
  Leslie M. Baker, Jr.

  G. KENNEDY THOMPSON*       President, Chief Executive Officer and Director
------------------------
  G. Kennedy Thompson

    ROBERT P. KELLY*         Executive Vice President and Chief Financial Officer
------------------------
    Robert P. Kelly

  /S/ DAVID M. JULIAN        Senior Vice President and Corporate Controller
------------------------      (Principal Accounting Officer)
    David M. Julian

------------------------     Director
   F. Duane Ackerman

------------------------     Director
    James S. Balloun

    ROBERT J. BROWN*         Director
------------------------
    Robert J. Brown

------------------------     Director
   Peter C. Browning

------------------------     Director
  John T. Casteen, III

               Signature                                  Capacity
               ---------                                  --------

        WILLIAM H. GOODWIN, JR.*                                    Director
----------------------------------------
        William H. Goodwin, Jr.

----------------------------------------                            Director
            Robert A. Ingram

           RADFORD D. LOVETT*                                       Director
----------------------------------------
           Radford D. Lovett

          MACKEY J. MCDONALD*                                       Director
----------------------------------------
           Mackey J. McDonald

            JOSEPH NEUBAUER*                                        Director
----------------------------------------
            Joseph Neubauer

----------------------------------------                            Director
          Lloyd U. Noland, III

             RUTH G. SHAW*                                          Director
----------------------------------------
              Ruth G. Shaw

            LANTY L. SMITH*                                         Director
----------------------------------------
             Lanty L. Smith

----------------------------------------                            Director
         John C. Whitaker, Jr.

----------------------------------------                            Director
            Dona Davis Young

   *By Mark C. Treanor, Attorney-in-Fact
          /s/ MARK C. TREANOR
----------------------------------------
            Mark C. Treanor



Dated: October 23, 2001

                                 EXHIBIT INDEX


Exhibit No.                                           Description

  (4)(a)    Shareholder Protection Rights Agreement. (Incorporated by reference to Exhibit (4) to
            Wachovia's Current Report on Form 8-K dated December 20, 2000, and to Exhibit (4)(a) to
            Wachovia's Quarterly Report for the Quarter ended June 30, 2001.)
  (4)(b)    All instruments defining the rights of holders of long-term debt of Wachovia and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)       Opinion of Ross E. Jeffries, Jr., Esq.*
  (12)      Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12) to Wachovia's Quarterly Report on Form 10-Q for the Quarter ended June 30,
            2001.)
  (23)(a)   Consent of KPMG LLP.
  (23)(b)   Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5).)*
  (23)(c)   Consent of Ernst & Young LLP.
  (24)      Power of Attorney.*


--------

* Previously filed.